Exhibit 99.1.1

CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FOURTH QUARTER 2008 RESULTS
Delray Beach, Fla., February 24, 2009 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal period ending December 27, 2008.
FOURTH QUARTER RESULTS 1
Total Company sales for the fourth quarter decreased 15% to $3.3 billion. Total Company operating expenses, adjusted for Charges, increased by $42 million from the fourth quarter of 2007. EBIT, adjusted for Charges, was a loss of $210 million in the fourth quarter of 2008 or a negative 6.4% as a percentage of sales, compared to a positive $6 million or 0.2% as a percentage of sales in the prior-year period.
The Company reported a net loss of $1.54 billion in the fourth quarter of 2008, compared to earnings of $19 million in the same period of 2007. The loss per share on a diluted basis was $5.64 for the quarter, versus earnings per share of $0.07 in the fourth quarter of 2007. Adjusted for Charges, the Company reported a loss of $199 million and a loss per share on a diluted basis of $0.73 for the fourth quarter of 2008, versus earnings of $27 million and earnings per share of $0.10 in the same period one year ago.
The Charges are comprised of unusual items, including non-cash charges totaling $1.27 billion, or $4.54 per share recorded for goodwill and trade name impairments, and pre-tax charges totaling $167 million, or $0.37 per share for actions taken as part of the strategic business review announced in December 2008 and the plan announced in 2005.
Additional pre-tax charges taken in the fourth quarter related to the business downturn, primarily the impairment of North American Retail store assets, totaled $125 million.
In the fourth quarter of 2008, the Company’s cash flow from operations was $30 million and cash flow before financing activities was $4 million.
FOURTH QUARTER DIVISION RESULTS
North American Retail Division
Fourth quarter 2008 sales in the North American Retail Division were $1.4 billion, down 17% compared to the same period last year. Comparable store sales in the 1,207 stores in the U.S. and Canada that have been open for more than one year decreased 18% for the fourth quarter. Although it appeared that the rate of sales decline experienced in California had stabilized for the first nine months of the year, the

1 Includes non-GAAP information. Fourth quarter results include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-K filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

fourth quarter proved to be much more challenging. While Florida continues to be the Division’s most troubled market, it has been declining at a slower rate than the rest of the country.
The North American Retail Division had an operating loss of $119 million for the fourth quarter, a decline from the operating profit of $23 million in the same period of the prior year. The operating profit decline was driven by a number of factors including a non-cash asset impairment charge of $78 million; the flow through from the sales volume decline; and additional reserves for store closures, inventory and the Company’s private label credit card. Partially offsetting this decline was an improvement in product margins in the fourth quarter.
During the fourth quarter, Office Depot opened two new stores, closed 10, and relocated one store, bringing the total store count to 1,267. The Company also remodeled 11 stores in the quarter.
Inventory per store was $689 thousand at the end of the fourth quarter of 2008, down approximately 28% from the prior year. This decrease is a result of the Company’s ability to align inventory investment with sales levels in the current economic environment.
North American Business Solutions Division
Fourth quarter 2008 sales in the North American Business Solutions Division were $920 million, down 14% compared to the same period last year, driven by severe spending cuts by the Division’s customers.
The North American Business Solutions Division reported an operating loss of $28 million for the fourth quarter of 2008 compared to an operating profit of $1 million for the same period of the prior year. The decrease in operating profit during the fourth quarter of 2008 primarily relates to the flow through of the sales volume decline; increased bad debt reserves; and weaker customer and product mix. Partially offsetting this decline were the negative adjustments for lower vendor program support and inventory clearance reserves from the fourth quarter of 2007 that did not recur.
International Division
The International Division reported a sales decrease of 15% in the fourth quarter of 2008 to $963 million, compared with the same period last year, while sales in local currency decreased by 4%. Sales in the Direct channel were down 7% in local currencies as a result of small- to medium-sized businesses reducing their discretionary expenditures and an increase in competitiveness within the channel. The Contract channel also experienced a contraction in customer spending resulting in a sales decline of 2% in local currencies. Retail sales were up 1% versus one year ago due to a third quarter of 2008 acquisition in Sweden.
Division operating profit was $10 million in the fourth quarter of 2008 compared to $60 million in the same period of the prior year. The decrease in operating profit is a result of the flow through from the sales volume declines, intangible asset write offs in Europe and Asia, higher costs and increased competition on key items, and unfavorable foreign exchange rates.
FULL YEAR RESULTS 1
For the full year, sales decreased 7% to $14.5 billion. The GAAP loss for fiscal 2008 was $1.48 billion, compared to earnings of $396 million in fiscal 2007. The GAAP loss per share on a diluted basis was $5.42 in 2008, compared to diluted earnings per share of $1.43 in the prior year. Adjusted for Charges, the diluted loss per share for fiscal 2008 was $0.41, versus diluted earnings per share of $1.54 in 2007.
For the full year, EBIT, adjusted for Charges, was a negative $51 million, compared to a positive $551 million in 2007.
Capital expenditures for 2008 were $330 million. Capital expenditures for 2009 are estimated to be reduced to about $150 million, primarily reflecting a deceleration of the Company’s IT and supply chain initiatives and a reduction in retail store growth.

Other Matters
The Company recognized about $165 million of pre-tax Charges related to the strategic business review announced in December of 2008. These Charges included expenses related to North American retail store and supply chain facility closures, headcount reductions, asset write downs and the rationalization of certain International businesses. The Company also recognized $2 million of pre-tax Charges related to the plan announced in 2005. During 2009, the Company expects to recognize approximately $186 million in additional Charges related to initiatives covered by this review and projects initiated under our 2005 restructuring program. The 2008 initiatives should benefit 2009 EBIT and cash flow by approximately $130 million and $105 million, respectively.
In addition to the cash flow benefits provided by the actions taken as part of the strategic business review, the Company is actively pursuing other internal sources of liquidity in 2009, including sale leasebacks of owned properties in the U.S. and Europe, the sale of certain accounts receivable in Europe, dividends from a joint venture, and tax refunds. In total, Office Depot is targeting over $400 million in cash benefit from internal initiatives in 2009.
At the end of December 2008, the Company had drawn $139 million on its asset-based loan (ABL) facility, and had $178 million in outstanding letters of credit against the facility, leaving it with $712 million of availability. With $712 million of ABL availability and $156 million in cash on hand at the end of December, Office Depot exited 2008 with $868 million in total available liquidity.
More information on the strategic business review is available in our Form 8-K filed with the Securities and Exchange Commission on December 10, 2008 and our Form 10-K filed on February 24, 2009.
Additional information on the Company’s full year results can also be found in our Form 10-K filed with the Securities and Exchange Commission on February 24, 2009.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,713 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.8 billion e-commerce operation. Office Depot has annual sales of approximately $14.5 billion, and employs about 43,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 48 countries.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 27,	December 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$155,745	$222,954
Receivables, net	1,255,735	1,511,681
Inventories	1,331,593	1,717,662
Deferred income taxes	196,192	120,162
Prepaid expenses and other current assets	183,122	143,255

Total current assets	3,122,387	3,715,714
Property and equipment, net	1,557,301	1,588,958
Goodwill	19,431	1,282,457
Other intangible assets	28,311	107,987
Other assets	540,796	561,424

Total assets	$5,268,226	$7,256,540

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,251,808	$1,591,154
Accrued expenses and other current liabilities	1,173,201	1,170,775
Income taxes payable	8,803	3,491
Short-term borrowings and current maturities of long-term debt	191,932	207,996

Total current liabilities	2,625,744	2,973,416
Deferred income taxes and other long-term liabilities	585,861	576,254
Long-term debt, net of current maturities	688,788	607,462
Minority interest	4,883	15,564

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares - 280,800,135 in 2008 and 428,777,625 in 2007	2,808	4,288
Additional paid-in capital	1,194,622	1,784,184
Accumulated other comprehensive income	217,197	495,916
Retained earnings	6,270	3,783,805
Treasury stock, at cost — 5,938,059 shares in 2008 and 155,819,358 shares in 2007	(57,947)	(2,984,349)

Total stockholders’ equity	1,362,950	3,083,844

Total liabilities and stockholders’ equity	$5,268,226	$7,256,540

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
Sales	$3,270,597	$3,866,927	$14,495,544	$15,527,537
Cost of goods sold and occupancy costs	2,441,475	2,844,391	10,489,785	11,024,639

Gross profit	829,122	1,022,536	4,005,759	4,502,898

Store and warehouse operating and selling expenses	819,832	851,985	3,322,662	3,381,129
Goodwill and trade name impairments	1,269,893	—	1,269,893	—
Other asset impairments	202,520	—	222,379	—
General and administrative expenses	193,038	183,546	743,174	645,661
Amortization of deferred gain on building sale	(1,689)	(1,874)	(7,308)	(7,493)

Operating profit (loss)	(1,654,472)	(11,121)	(1,545,041)	483,601

Other income (expense):
Interest income	1,596	3,228	10,013	9,440
Interest expense	(22,655)	(13,093)	(68,286)	(63,080)
Miscellaneous income, net	7,214	3,739	25,731	28,672

Earnings (loss) before income taxes	(1,668,317)	(17,247)	(1,577,583)	458,633

Income tax expense (benefit)	(129,306)	(36,021)	(98,645)	63,018

Net earnings (loss)	$(1,539,011)	$18,774	$(1,478,938)	$395,615

Earnings (loss) per common share:
Basic	$(5.64)	$0.07	$(5.42)	$1.45
Diluted	(5.64)	0.07	(5.42)	1.43

Weighted average number of common shares outstanding:
Basic	272,924	272,204	272,776	272,899
Diluted	272,924	273,309	272,776	275,940

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	52 Weeks Ended
	December 27,	December 29,
	2008	2007
Cash flow from operating activities:
Net earnings (loss)	$(1,478,938)	$395,615
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities:
Depreciation and amortization	254,099	281,383
Charges for losses on inventories and receivables	140,058	109,798
Net earnings from equity method investments	(37,113)	(34,825)
Goodwill and trade name impairments	1,269,893	—
Other asset impairments	222,379	—
Compensation expense for share-based payments	39,561	37,738
Deferred income tax provision	(108,099)	(1,022)
Gain on disposition of assets	(13,443)	(25,190)
Other operating activities	(7,612)	2,927
Changes in assets and liabilities:
Decrease in receivables	133,162	25,909
Decrease (increase) in inventories	249,849	(191,685)
Net increase in prepaid expenses and other assets	(16,986)	(12,342)
Net decrease in accounts payable, accrued expenses and other long-term liabilities	(178,554)	(176,921)

Total adjustments	1,947,194	15,770
Net cash provided by operating activities	468,256	411,385

Cash flows from investing activities:
Acquisitions, net of cash acquired, and related payments	(102,752)	(48,036)
Capital expenditures	(330,075)	(460,571)
Purchase of assets held for sale and sold	(38,537)	—
Proceeds from disposition of assets and other	120,632	129,182
Dividends received	—	25,000
Restricted cash for pending transaction	(6,037)	(18,100)
Release of restricted cash	18,100	—

Net cash used in investing activities	(338,669)	(372,525)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock
under employee stock purchase plans	503	29,332
Tax benefit from employee share-based exercises	89	18,266
Acquisition of treasury stock under approved repurchase plans	—	(199,592)
Treasury stock additions from employee related plans	(944)	(11,201)
Debt issuance costs	(40,793)	—
Proceeds from issuance of borrowings	139,098	177,413
Payments on long- and short-term borrowings	(284,204)	(6,292)

Net cash provided by (used in) financing activities	(186,251)	7,926

Effect of exchange rate changes on cash and cash equivalents	(10,545)	2,616

Net increase (decrease) in cash and cash equivalents	(67,209)	49,402
Cash and cash equivalents at beginning of period	222,954	173,552

Cash and cash equivalents at end of period	$155,745	$222,954

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the corporate website, www.officedepot.com, under the category Company Info. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q4 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$829.1	25.4%	$15.8	$844.9	25.9%
Operating Expenses	$2,483.6	76.0%	$(1,421.3)	$1,062.3	32.5%
Operating Loss	$(1,654.5)	(50.6)%	$1,437.1	$(217.4)	(6.6)%
Net Loss	$(1,539.0)	(47.1)%	$1,340.1	$(198.9)	(6.1)%

Diluted Loss Per Share	$(5.64)		$4.91	$(0.73)

Q4 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,022.5	26.4%	$0.1	$1,022.6	26.4%
Operating Expenses	$1,033.6	26.7%	$(13.6)	$1,020.0	26.3%
Operating Profit (Loss)	$(11.1)	-0.3%	$13.7	$2.6	0.1%
Net Earnings	$18.8	0.5%	$7.8	$26.6	0.7%

Diluted Earnings Per Share	$0.07		$0.03	$0.10

YTD 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$4,005.7	27.6%	$15.9	$4,021.6	27.7%
Operating Expenses	$5,550.7	38.3%	$(1,452.8)	$4,097.9	28.2%
Operating Loss	$(1,545.0)	(10.7)%	$1,468.7	$(76.3)	(0.5)%
Net Loss	$(1,478.9)	(10.2)%	$1,366.2	$(112.7)	(0.8)%

Diluted Loss Per Share	$(5.42)		$5.01	$(0.41)

YTD 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$4,502.9	29.0%	$0.3	$4,503.2	29.0%
Operating Expenses	$4,019.3	25.9%	$(38.2)	$3,981.1	25.6%
Operating Profit	$483.6	3.1%	$38.5	$522.1	3.4%
Net Earnings	$395.6	2.5%	$28.2	$423.8	2.7%

Diluted Earnings Per Share	$1.43		$0.11	$1.54

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations (Continued)

	Q4 2008*	Q4 2007
Cash Flow Summary
Net cash provided by (used in) operating activities	$30.5	$(43.4)
Net cash provided by (used in) investing activities	(22.7)	(98.4)
Net cash provided by (used in) financing activities	(242.8)	179.7
Effect of exchange rate changes on cash and cash equivalents	(3.8)	(2.0)

Net increase (decrease) in cash and cash equivalents	$(238.8)	$35.9

Free Cash Flow
Net cash provided by (used in) operating activities	$30.5	$(43.4)
Less: Capital expenditures	52.3	126.6

Free Cash Flow	$(21.8)	$(170.0)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(238.8)	$35.9
Less: Net cash provided by (used in) financing activities	(242.8)	179.7

Cash Flow Before Financing Activities	$4.0	$(143.8)

	FY 2008	FY 2007
Cash Flow Summary
Net cash provided by (used in) operating activities	$468.3	$411.4
Net cash provided by (used in) investing activities	(338.7)	(372.5)
Net cash provided by (used in) financing activities	(186.3)	7.9
Effect of exchange rate changes on cash and cash equivalents	(10.5)	2.6

Net increase (decrease) in cash and cash equivalents	$(67.2)	$49.4

Free Cash Flow
Net cash provided by (used in) operating activities	$468.3	$411.4
Less: Capital expenditures	330.1	460.6

Free Cash Flow	$138.2	$(49.2)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(67.2)	$49.4
Less: Net cash provided by (used in) financing activities	(186.3)	7.9

Cash Flow Before Financing Activities	$119.1	$41.5

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.
Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.
*Quarterly amounts have been conformed to full year presentation.

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007
Sales	$1,387.3	$1,667.7	$6,112.3	$6,813.6
% change	(17)%	(3)%	(10)%	—%

Division operating profit (loss)	$(119.3)	$23.5	$(29.2)	$354.5
% of sales	(8.6)%	1.4%	(0.5)%	5.2%
North American Business Solutions Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007
Sales	$919.8	$1,064.7	$4,142.1	$4,518.4
% change	(14)%	(4)%	(8)%	(1)%

Division operating profit (loss)	$(28.2)	$0.8	$119.8	$220.1
% of sales	(3.1)%	0.1%	2.9%	4.9%
International Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007
Sales	$963.5	$1,134.6	$4,241.1	$4,195.6
% change	(15)%	12%	1%	15%
% change in local currency sales	(4)%	2%	(2)%	6%

Division operating profit	$10.0	$59.6	$157.2	$231.1
% of sales	1.0%	5.3%	3.7%	5.5%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information
(In thousands, except operational data)

	52 Weeks Ended	52 Weeks Ended
	December 27, 2008	December 29, 2007
Cumulative share repurchases under approved repurchase plans ($):	$—	$199,592

Cumulative share repurchases under approved repurchase plans (shares):	—	5,702

Shares outstanding, end of quarter	274,862	272,958

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended		52 Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Store Statistics

United States and Canada:
Store count:
Stores opened	2	12	59	71
Stores closed	10	2	14	7
Stores relocated	1	2	7	3
Total U.S. and Canada stores	1,267	1,222	1,267	1,222

North American Retail Division square footage:	30,672,862	29,790,082
Average square footage per NAR store	24,209	24,378
Inventory per store (end of period)	$689,000	$960,000
International Division company-owned:
Store count:
Stores opened	—	5	2	26
Stores closed	—	1	1	3
Stores acquired	—	—	13	—
Total International company-owned stores	162	148	162	148